Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-131841 on Form S-8 of our reports dated February 11, 2008 relating to the consolidated financial statements of NUCRYST Pharmaceuticals Corp. (which audit report expresses an unqualified opinion on the consolidated financial statements and includes a separate paragraph referring to our consideration of internal control over financial reporting and also includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences referring to change in accounting principle that has been implemented in the financial statements) appearing in this Annual Report on Form 10-K of NUCRYST Pharmaceuticals Corp. for the year ended December 31, 2007.
/s/ Deloitte & Touche, LLP
Independent Registered Chartered
Accountants Calgary, Canada
February 28, 2008